Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-75762) of our report dated June 27, 2016, relating to the statements of net assets available for benefits of the Bunge Retirement Savings Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, which appear in the December 31, 2015 annual report on Form 11-K of the Bunge Retirement Savings Plan.

/s/ Brown Smith Wallace LLP

St. Louis, Missouri

June 27, 2016